Exhibit (4)(f)(i)

ADDITIONAL BENEFITS SPECIFICATIONS

RETURN OF PREMIUM (“ROP”) DEATH BENEFIT RIDER

Covered Person:	[John Doe]

Joint Covered Person:	[Jane Doe]

Effective Date:	[Issue Date]

Annual Rider Fee Rate:	[.20]%

ICC20-VATRAD-ABPROP-01	[3-E]